EXHIBIT 21.0

SUBSIDIARIES OF THE REGISTRANT

Bear State Bank, N.A., a national bank headquartered in Arkansas

Metropolitan National Bank, a national bank headquartered in Missouri*

* Merged into Bear State Bank N.A. effective February 19, 2016